Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
NEWS RELEASE		(415) 408-4700

Willis Lease Finance Reports First Quarter Net Income of $3.1 Million

NOVATO, CA — May 10, 2010 — Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported year-over-year growth in its lease portfolio offset lower overall portfolio utilization, contributing to profitability in the first quarter ended March 31, 2010.  Net income totaled $3.1 million in the first quarter of 2010 compared to $7.0 million in the first quarter of 2009. After payment of preferred dividends, net income available to common shareholders totaled $2.3 million, or $0.24 per diluted common share, in the first quarter of 2010, compared to $6.2 million, or $0.71 per diluted share, in the first quarter a year ago, which included a one-time positive tax adjustment of $1.8 million.

First Quarter 2010 Highlights (at or for the quarter ended March 31, 2010, compared to December 31, 2009, and March 31, 2009)

•                  The lease portfolio increased 13% from the year ago quarter to $968.2 million, with one engine purchased and two engines sold or consigned during the quarter.

•                  Average utilization was 87% compared to 92% a year ago.

•                  Lease rent revenues were relatively flat as the expansion of the engine portfolio helped offset lower portfolio utilization and pressure on lease rates. Lease rent revenues increased to $26.1 million, compared to $25.4 million in the fourth quarter of 2009 and $25.9 million in the first quarter of 2009.

•                  Maintenance reserve revenues contributed $6.8 million to revenue compared to $13.0 million in the prior quarter and $7.8 million in the year ago quarter.

•                  Gains on sale of leased equipment contributed $2.2 million to revenue due largely to the sale of one engine, compared to $0.3 million in the immediate prior quarter and $0.4 million in the year ago quarter.

•                  Total net finance costs increased 8% for the quarter and 28% year over year, reflecting higher debt levels, a higher rate on the recently renewed revolving credit facility and year over year growth in the interest rate swap position by $113.0 million to protect against future interest rate increases.

•                  Liquidity available from warehouse and revolving credit facilities was $96.5 million at quarter end, down from $226.7 million a year ago, but up from $72.1 million at the end of 2009.

•                  Book value per common share increased 11% to $20.59 compared to $18.55 a year ago.

“The aviation industry continues its recovery from the effects of the worldwide economic downturn. We’re encouraged by the steps many airlines have taken to manage their capacity and yields, paving the way for a return to profitability,” said Charles F. Willis, President and CEO. “As a result of a stronger-than-expected demand recovery, particularly in Asia and Latin America, where the carriers in those regions are expected to post a collective profit in 2010, we feel we are well positioned to benefit from the improving market conditions. We are truly a global company, with 35% of our 2009 business generated in Asia and Latin America and a further 30% from Europe. Despite the improving conditions, our airline customers continue to face steady headwinds, both economic and natural. One example was the Iceland volcano, which brought European air traffic to a standstill in April. Despite difficult industry conditions, Willis Lease continues to operate profitably by providing quality engines that are in demand, fairly priced, and delivered to our customers where and when they need them.”

“While demand for newer engines that power new generation narrowbody jets remains better than for that of engines for widebody jets, we are seeing some softness in demand for most engine types, industry wide. Consequently, our portfolio utilization rate has drifted down over the last six months.” said Donald A. Nunemaker, Executive Vice President & General Manager-Leasing. “However, we’re encouraged by indications of increased engine repair activity at the major overhaul facilities in 2010, a sign that airlines are now in a better position to fund shop visits than in the last couple of years. An increase in repair activity drives the demand for spare engines by our airline customers, required by them to provide coverage for engines in the shop.”

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Earnings before interest, taxes, depreciation and amortization (EBITDA) increased in the first quarter compared to a year ago.  “Our ability to generate solid cash flow during all phases of the economic cycle is one of the strengths of our business model and one of the reasons engine leasing is an attractive industry,” said Brad Forsyth, Chief Financial Officer. “Despite a drop in utilization and lease rates from the year ago period, our business remains a strong cash generator.”

“We continue to manage our interest rate risk by employing interest rate swaps to hedge against rising interest rates, and we have significantly added to our swap positions in the last year, which now cover 76% of our debt,” Forsyth noted.  “Costs associated with swaps accounted for $4.9 million of our interest expenses in the current quarter compared to $3.3 million a year ago.  We believe interest rate swaps are good insurance against future interest rates hikes.”

The blended federal and state effective tax rate in the first quarter of 2010 was 36.6%. In the first quarter of 2009, a change in California tax law in the period resulted in a reduction in the state income tax rate used to calculate the company’s combined federal and state income tax provision, resulting in a reduction in future taxes owing and boosting earnings by $1.8 million in the period.

Balance Sheet

In the first quarter of 2010, we purchased one engine and sold or consigned two engines.  At March 31, 2010, the Company had 168 commercial aircraft engines, 3 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $968.2 million, compared to 163 commercial aircraft engines, 3 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio with a net book value of $853.2 million a year ago.  The net $8.7 million decline in the book value of the portfolio from the immediate prior quarter was due to the recording of normal depreciation. Book value per common share increased 11% to $20.59 compared to $18.55 a year ago.

As a result of the engine portfolio growth, Willis Lease increased its total assets 9% to $1.1 billion at March 31, 2010, compared to $1.0 billion a year ago.  The Company’s funded debt-to-equity ratio was 3.22 to 1 at March 31, 2010, compared to 3.24 to 1 a year ago.

Annual Meeting and Investor Conference

Willis Lease will host its annual meeting of shareholders on May 20, 2010, at 2:00 p.m. at its corporate offices in Novato, CA. Jesse Crews, COO, and Brad Forsyth, CFO, will present at the Ninth Annual JMP Securities Research Conference on May 10, 2010, at noon in San Francisco.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.  In June 2009, Willis Lease Finance was added to the Russell 2000 Index, a subset of the Russell 3000 Index, which are both widely used by professional money managers as benchmarks for investment strategies. In July 2009, Willis Lease Finance was ranked 19th on Fortune Small Business Magazine’s America’s list of 100 fastest growing small public companies.

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31,		%
	2010	2009	Change
REVENUE
Lease rent revenue	$26,052	$25,895	0.6%
Maintenance reserve revenue	6,764	7,776	(13.0)%
Gain on sale of leased equipment	2,220	363	511.6%
Other income	663	545	21.7%
Total revenue	35,699	34,579	3.2%

EXPENSES
Depreciation expense	11,743	10,352	13.4%
Write-down of equipment	—	753	(100.0)%
General and administrative	7,302	6,227	17.3%
Technical expense	1,637	1,024	59.9%
Net finance costs:
Interest expense	10,497	8,310	26.3%
Interest income	(28)	(150)	(81.3)%
Total net finance costs	10,469	8,160	28.3%
Total expenses	31,151	26,516	17.5%

Earnings from operations	4,548	8,063	(43.6)%

Earnings from joint venture	262	215	21.9%

Income before income taxes	4,810	8,278	(41.9)%
Income tax expense	1,760	1,256	40.1%
Net income	$3,050	$7,022	(56.6)%

Preferred stock dividends paid and declared-Series A	782	782	0.0%
Net income attributable to common shareholders	$2,268	$6,240	(63.7)%

Basic earnings per common share	$0.26	$0.74

Diluted earnings per common share	$0.24	$0.71

Average common shares outstanding	8,660	8,384
Diluted average common shares outstanding	9,303	8,754

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	March 31, 2010	December 31, 2009	March 31, 2009
ASSETS
Cash and cash equivalents	$1,924	$2,056	$19,592
Restricted cash	67,675	59,630	70,467
Equipment held for operating lease, less accumulated depreciation	968,161	976,822	853,196
Equipment held for sale	12,178	14,263	9,455
Operating lease related receivable, net of allowances	5,225	5,783	8,465
Notes receivable	829	943	—
Investments	10,673	10,701	10,423
Assets under derivative instruments	855	3,689	608
Property, equipment & furnishings, less accumulated depreciation	7,244	7,296	7,605
Equipment purchase deposits	2,082	2,082	6,591
Other assets	14,939	14,437	13,867
Total assets	$1,091,785	$1,097,702	$1,000,269

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$12,718	$14,352	$15,167
Liabilities under derivative instruments	11,973	11,584	19,152
Deferred income taxes	69,805	69,118	57,651
Notes payable	715,448	726,235	647,804
Maintenance reserves	51,105	46,752	51,285
Security deposits	5,288	5,481	5,510
Unearned lease revenue	3,377	3,387	3,569
Total liabilities	869,714	876,909	800,138

Shareholders’ equity:
Preferred stock	$31,915	$31,915	$31,915
Common stock ($0.01 par value)	92	92	91
Paid-in capital in excess of par	61,237	60,671	58,362
Retained earnings	138,670	136,402	123,403
Accumulated other comprehensive loss, net of tax benefit	(9,843)	(8,287)	(13,640)
Total shareholders’ equity	222,071	220,793	200,131

Total liabilities and shareholders’ equity	$1,091,785	$1,097,702	$1,000,269

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Note:  Transmitted on GlobeNewswire on May 10, 2010 at 5:30 a.m. PDT.